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                                                                   EXHIBIT 10.29

                           THIRD AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT
                            (ACCOUNTS AND INVENTORY)

THIS AGREEMENT is entered into on February 21, 2003, between COMERICA BANK-CALIFORNIA, a California banking corporation ("Bank") as secured party, whose headquarters office is 333 West Santa Clara Street, San Jose, California and FORMFACTOR, INC., a Delaware corporation ("Borrower"), whose sole place of business (if it has only one), chief executive office (if it has more than one place of business) or residence (if an individual) is located at the address set forth below its name on the signature page to this Agreement.

Borrower and Bank are parties to (i) that certain Second Amended and Restated Loan Agreement (Secured), dated March 20, 2001 (as amended from time to time prior to the date hereof, the "Prior Loan Agreement") pursuant to which Bank has made certain revolving credit facilities and certain term credit facilities available to Borrower. Borrower and Bank desire to amend and restate the Prior Loan Agreement in its entirety in accordance herewith.

In consideration of the mutual covenants and conditions hereof, the parties to this Agreement hereby agree that the Prior Loan Agreement is hereby amended and restated in full as follows:

1. DEFINITIONS.

      1.1 "Accounts" shall mean and includes all presently existing and hereafter arising accounts, including without limitation all accounts receivable, contract rights and other forms of right to payment for monetary obligations or receivables for property sold or to be sold, leased, licensed, assigned or otherwise disposed of, or for services rendered or to be rendered (including without limitation all health-care-insurance receivables) owing to Borrower, and any supporting obligations, credit insurance, guaranties or security therefor, irrespective of whether earned by performance.

      1.2 "Agreement" shall mean and includes this Third Amended and Restated Loan and Security Agreement (Accounts and Inventory), any concurrent or subsequent rider to this Third Amended and Restated Loan and Security Agreement (Accounts and Inventory) and any extensions, supplements, amendments or modifications to this Third Amended and Restated Loan and Security Agreement (Accounts and Inventory) and/or to any such rider.

      1.3 "Bank Expenses" shall mean and includes: all costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication and search fees, appraiser fees, auditor fees and costs, and title insurance premiums paid or incurred by Bank in connection with Bank's transactions with Borrower; costs and expenses incurred by Bank in collecting the Accounts (with or without suit) to correct any default or enforce any provision of this Agreement, or in gaining possession of maintaining, handling, preserving, storing, shipping, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sate is consummated; costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof, including, but not limited to, expenses incurred by Bank in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Bank from exercising any of its rights or remedies; and reasonable attorneys' fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, or any portion hereof or any agreement related hereto, whether or not suit is brought. Bank Expenses shall include Bank's in-house legal charges at reasonable rates.

      1.4 "Base Rate" shall mean that variable rate of interest so announced by Bank at its headquarters office in San Jose, California as its "Base Rate" from time to time and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto.

      1.5 "Borrower's Books" shall mean and includes all of Borrower's books and records including but not limited to minute books; ledgers; records Indicating, summarizing or evidencing Borrower's assets (including, without limitation, the Accounts), liabilities, business operations or financial condition, and all information relating thereto, computer programs; computer disk or tape files; computer printouts; computer runs; and other computer prepared information and equipment of any kind.

      1.6 "Borrowing Base" shall mean:

            a. at any time prior to any fiscal quarter in which Borrower's Net Income shall be less than One and No/100 Dollars ($1.00), the Credit Limit; or

            b. following any such occurrence, the period commencing upon Borrower's achievement of Net Income in excess of One and No/100 Dollars ($1.00) in each of two (2) consecutive fiscal quarters, the Credit Limit, or
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            c. commencing upon the end of fiscal quarter in which Borrower's Net income shall be less than One and No/100 Dollars ($1.00) continuing thereafter until Borrower shall achieve a positive Net Income in each of two (2) consecutive fiscal quarters, the sum oft

                  (1) eighty percent (80%) of the net amount of Eligible
            Domestic Accounts after deducting therefrom all payments, adjustments and credits applicable thereto;

                  (2) eighty percent (80%) of the net amount of Eligible Foreign
            Accounts after deducting therefrom all payments, adjustments and credits applicable thereto; and

                  (3) one hundred percent (100%) of the aggregate amount of all
            Cash Collateral.

      1.7 "Cash Flow shall mean, for any applicable period of determination, the Net Income (after deduction for income taxes and other taxes of such Person, or its subsidiaries, determined by reference to income or profits of such Person, or its subsidiaries) for such period, plus, to the extent deducted in computation of such Net Income, the amount of depreciation and amortization expense, the amount of deferred tax liability during such period, and the amount of all compensation paid in Borrower's capital stock during such period, all as determined in accordance with GAAP.

      1.8 "Cash Flow Coverage Ratio" shall mean the ratio, as of any applicable period of determination, the numerator of which is Net Income plus depreciation plus amortization plus (or minus) the increase (or decrease), in the deferred tax liability minus dividends, and the denominator of which is the current portion of long term debt plus the current portion of capital lease payments (but not including any operating or other non-capital lease payments) for the same period of determination.

      1.9 "Cash Collateral" shall mean and includes all cash on deposit with Comerica Bank, Comerica Securities, Inc. or UBS PaineWebber Inc. which have bean validly pledged to Bank as Collateral for the Indebtedness and that strictly comply with all of Borrower's warranties and representations to Bank.

      1.10 "Collateral" shall mean and includes all personal property of Borrower, Including without limitation each and all of the following: the Accounts; the Inventory; the General Intangibles (excluding, however, the Intellectual Property Rights); the Negotiable Collateral; Borrower's Books; all Borrower's deposit accounts; all Borrower's investment property (including without limitation securities and securities entitlements); all goods, instruments, documents, policies and certificates of insurance, deposits, money or other personal property of Borrower in which Bank receives a security interest and which now or later come into the possession, custody or control of Bank; all Borrower's equipment and fixtures; all additions, accessions, attachments, parts, replacements, substitutions, renewals, interest, dividends, distributions or rights of any kind for or with respect to any of the foregoing (including without limitation any stock splits, stock rights, voting rights and preferential rights); any supporting obligations for any of the foregoing; and the products and proceeds of any of the foregoing, including, but not limited to, proceeds of insurance covering the Collateral, and any and all Accounts, General Intangibles, Negotiable Collateral, inventory, equipment, money, deposit accounts, investment property, equipment, fixtures or other tangible and intangible property of Borrower resulting from the sale or other disposition of the Collateral and the proceeds thereof and any supporting obligations or security therefor and any right to payment thereunder, and including, without limitation, cash or other property which were proceeds and are recovered by a bankruptcy trustee or otherwise as a preferential transfer by Borrower. Notwithstanding anything to the contrary contained herein, Collateral shall not include any waste or other materials which have been or may be designated as toxic or hazardous by Bank.

      1.11 "Credit" shall mean all indebtedness, except that indebtedness arising pursuant to any other separate contract, instrument, note, or other separate agreement which, by its terms, provides for a specified interest rate and term.

      1.12 "Credit Limit" shall mean Sixteen Million and No/100 Dollars ($16,000,000.00) as the same may be reduced from time to time pursuant to
Section 2.3, Section 3 or Section 8 of this Agreement.

      1.13 "Current Assets" shall mean, in respect of a Person and as of any applicable date of determination; all (a) unrestricted cash, marketable securities, or certificates of deposit; (b) non-affiliated accounts receivable;
(c) United States government securities; (d) claims against the United States government; and (e) Inventories (held for sale in the ordinary course of business) of such Person.

      1.14 "Current Liabilities" shall mean, in respect of a Person and as of any applicable date of determination, (a) all liabilities of such Person that should be classified as current in accordance with GAAP, including, without limitation, any portion of the principal of the Indebtedness under this Agreement classified as current, plus (b) to the extent not otherwise included, all liabilities of Borrower to any of its affiliates (including officers, directors, shareholders, subsidiaries and commonly held companies) whether or not classified as current in accordance with GAAP.


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      1.15 "Daily Balance" shall mean the amount determined by taking the amount of the Credit owed at the beginning of a given day, adding any new Credit advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid and are applied by Bank in reduction of the Credit on that date under the provisions of this Agreement.


      1.16 "Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP, in the case of Borrower, the term "Debt" shall include, without limitation, the Indebtedness.


      1.17 "Debt-to-Worth Ratio" shall mean, in respect of a Person and as of any applicable date of determination, the ratio of (a) the total Debt of such Person at such time, to (b) the Tangible Effective Net Worth of such Person at such time.

      1.18 "Eligible Accounts" shall mean and includes the Eligible Domestic Accounts and the Eligible Foreign Accounts.


      1.19 "Eligible Domestic Accounts" shall mean and includes those Accounts of Borrower which were due and payable within sixty (60) days, or less, from the date of invoice, have been validly assigned to Bank and strictly comply with all of Borrower's warranties and representations to Bank; but Eligible Accounts shall not include the following; (a) Accounts with respect to which the account debtor is an officer, employee, partner, joint venturer or agent of Borrower;
(b) Accounts with respect to which goods are placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional; (c) Accounts with respect to which the account debtor is not a resident of the United States; (d) Accounts with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States; (e) Accounts with respect to which the account debtor is any State of the United States or any city, county, town, municipality or division thereof; (f) Accounts with respect to which the account debtor is a subsidiary of, related to, affiliated or has common shareholders, officers or directors with Borrower; (g) Accounts with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (h) Accounts not paid by an account debtor within ninety
(90) days from the date of the invoice; (i) Accounts with respect to which account debtors dispute liability or make any claim, or have any defense, crossclaim, counterclaim, or offset; (j) Accounts with respect to which any Insolvency Proceeding is filed by or against the account debtor, or if an account debtor becomes insolvent, falls or goes out of business; and (k) Accounts owed by any single account debtor which exceed twenty percent (20%) of all of the Eligible Accounts; and (l) Accounts with a particular account debtor on which over twenty-five percent (25%) of the aggregate amount owing is greater than ninety (90) days from the date of the invoice.


      1.20 "Eligible Foreign Accounts" shall mean and includes those Accounts that do not qualify as Eligible Accounts solely because they arise with respect to an account debtor that does not have its principal place of business in the United States, but that determined from time to time by Bank, in its sale discretion, to be eligible, including, without limitation, any Accounts due from major, publicly owned foreign companies that Bank, in its sale discretion, may deem eligible, in connection with Bank's determination of the eligibility of any such foreign Accounts. Bank may, in its sole discretion, require that, as a condition of eligibility, any such Accounts be (i) subject to credit insurance, in form and amount, and issued by an insurance company satisfactory to Bank, and excluding the amount of any deductible(s) that may be applicable thereto, or
(ii) supported by one or more letters of credit in amount(s) and of tenor(s), and issued, advised and/or confirmed by financial institution(s) acceptable to Bank.

      1.21 "Event of Default" shall mean one or more of those events described in Section 7 contained herein below.

      1.22 "GAAP" shall mean, as of any applicable period, generally accepted accounting principles in effect during such period.

      1.23 "General Intangibles" shall mean and includes all of Borrower's present and future general intangibles and other personal property (including without limitation all payment Intangibles, electronic chattel paper, contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, plans, diagrams, schematics, purchase orders, customer flats, monies due or recoverable from pension funds, route lists, rights to payment (including without limitation, rights to payment evidenced by chattel paper, documents or instruments) and other rights under any royalty or licensing agreements, infringement claims, software (including without limitation any computer program that is embedded in goads that consist solely of the medium in which the program is embedded), information contained on computer disks or tapes, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, Inventory, Negotiable Collateral, and Borrower's Books.


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      1.24 "Indebtedness" shall mean and includes any and all loans, advances,
Letter of Credit Obligations, overdrafts, debts, liabilities (including, without limitation, any and all amounts charged, to Borrower's loan account pursuant to any agreement authorizing Bank to charge Borrower's loan account), obligations, lease payments, guaranties, covenants and duties owing by Borrower to Bank of any kind and description whether advanced pursuant to or evidenced by this Agreement; by any note or other instrument; or by any other agreement between Bank and Borrower and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due now existing or hereafter arising, including, without limitation, any interest, fees, expenses, costs and other amounts owed to Bank that but for the provisions of the United States Bankruptcy Code would have accrued after the commencement of any Insolvency Proceeding, and including, without limitation, any debt, liability, or obligations owing from Borrower to others which Bank may have obtained by assignment, participation, purchase or otherwise, and further including, without limitation, all interest not paid when due and all Bank Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise.

      1.25 "Insolvency Proceeding" shall mean and includes any proceeding or case commenced by or against Borrower, or any guarantor of Borrower's Indebtedness, or any of Borrower's account debtors, under any provisions of the Bankruptcy Code, as amended, or any other bankruptcy or insolvency law, including, but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking a reorganization, arrangement or any other relief under the Bankruptcy Code, as amended, or any other bankruptcy or insolvency law.

      1.26 "Intellectual Property Rights" shall mean and includes all of Borrower's right, title, and interest in and to any and all (a) inventions (whether patentable or otherwise), patents, copyrights or trademarks; (b) trade secrets or any intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; (c) design rights which may be available to Borrower now or hereafter existing, created, acquired or held; (d) claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (e) licenses or other rights to use any of the patents, copyrights, or trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; (f) amendments, renewals and extensions of any of the patents, copyrights or trademarks; and (g) proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.


      1.27 "Inventory" shall mean and includes all present and future inventory in which Borrower has any interest, including, but not limited to, goods held by Borrower for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods (including without limitation any computer program embedded in any of the foregoing goods and any supporting information provided in connection therewith that (i) is associated with the goods in such a manner that the program customarily is considered part of the goods or that (ii) by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods, together with any advertising materials and packing and shipping materials, wherever located and any documents of title representing any of the above, and any equipment, fixtures or other property used in the storing, moving, preserving, identifying, accounting for and shipping or preparing for the shipping of inventory, and any and all other items hereafter acquired by Borrower by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and the resulting product or mass, and any documents of title respecting any of the above.


      1.28 "Judicial Officer or Assignee" shall mean and includes any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors.

      1.29 "Letter of Credit Obligations" shall mean, as of any applicable date of determination, the sum of the undrawn amount of any letter(s) of credit issued by Bank upon the application of and/or for the account of Borrower, plus any unpaid reimbursement obligations owing by Borrower to Bank in respect of any such letter(s) of credit.

      1.30 "Liquid Assets" shall mean and includes all unrestricted cash, unrestricted marketable securities, FDIC insured certificates of deposit, and United States government securities.

      1.31 "Loan Documents" shall mean and includes this Agreement, and any other documents, instruments or agreements entered into by Borrower with or in favor of Bank from time to time in connection with this Agreement or otherwise, including without limitation any documents, instruments or agreements set forth on Exhibit 5.1, to this Agreement.

      1.32 "Maturity Date" shall mean October 30, 2004.


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      1.33 "Negotiable Collateral" shall mean and include all of Borrower's present and future letters of credit, advises of credit, letter-of-credit rights, certificates of deposit, notes, drafts, money, documents (including without limitation all negotiable documents), instruments (including without limitation all promissory notes), tangible chattel paper or any other similar property.


      1.34 "Net Income" shall mean the net income (or loss) of a person for any period of determination, determined in accordance with GAAP but excluding in any event:

            a. any gains or losses on the sale or other disposition, not in the ordinary course of business, of Investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and

            b. in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

      1.35 "New Facility" shall mean borrower's new campus facility to be located at 7005 South Front Road, Livermore, California 94851, 7401 Longard Road, Livermore, California 94851, and 501 Lawrence Drive, Livermore, California 94551.

      1.36 "Permitted Indebtedness" means and includes all (a) Debt to trade creditors incurred in the ordinary course of Borrower's business; (b) Indebtedness of Borrower in favor of Bank arising under this Agreement, any document, instrument or agreement entered into in connection herewith or otherwise; (c) Indebtedness existing on the date of this Agreement and disclosed in Schedule P-1; (d) Debt to any other Person secured by a lien described in clause (e) of the defined term "Permitted Liens," provided such Debt does not exceed the lesser of the cost or fair market value of the equipment financed with such Debt; (f) unsecured Debt to any other Person in an aggregate amount not to exceed Ten Million and No/100 Dollars ($10,000,000.00) incurred by Borrower in connection with Borrower's construction of tenant Improvements on the New Facility; and (g) Subordinated Debt.

      1.37 "Permitted Investments" means and includes all (a) investments existing on the date of this Agreement including without limitation any common stock of the Subsidiaries owned by Borrower on the date of this Agreement; and
(b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within two (2) year from the date of acquisition thereof, (ii) commercial paper maturing no more than two (2) years from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service, and (ii) money market accounts or certificates of deposit maturing no more then two (2) year from the date of investment therein issued by Bank or any other commercial bank with capital, surplus and undivided profits in excess of One Hundred Million Dollars ($100,000,000).

      1.38 "Permitted Liens" means and includes any: (a) liens existing on the date of this Agreement and disclosed in Schedule P-2 or arising under this Agreement, any document, instrument or agreement entered into in connection herewith or otherwise in favor of Bank; (b) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests; (c) liens (i) upon or in any equipment acquired or held by Borrower or any of its subsidiaries to secure the purchase price of such equipment or Debt Incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the lien is confined solely to the equipment so acquired and improvements and additions thereto, and the proceeds of such equipment to the extent that the acquisition of such equipment is permitted otherwise permitted under this Agreement; (d) liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests; (e) liens incurred in connection with the extension, renewal or refinancing of the Debt secured by liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the Debt being extended, renewed or refinanced does not increase.

      1.39 "Permitted Protest" means the right of Borrower to protest liens other then liens that secure the Indebtedness, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Bank, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Bank is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the liens of Bank in and to the Collateral.

      1.40 "Person" or "person" shall mean and includes any individual, corporation, partnership, joint venture, firm, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.


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      1.41 "Quick Assets" shall mean, as of any applicable date of determination, unrestricted cash, certificates of deposit or marketable securities and net accounts receivable arising from the sale of goods and services, and United States government securities and/or claims against the United States government of Borrower and its subsidiaries.

      1.42 "Revolving Loan" and "Revolving Loans" shall have the meaning set forth in Section 2.1, of this Agreement.

      1.43 "Subordinated Debt" shall mean indebtedness of Borrower to third parties which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to Bank.

      1.44 "Subordination Agreement" shall mean a subordination agreement in form satisfactory to Bank making all present and future indebtedness of Borrower to any Person entering into any such subordination agreement subordinate to the Indebtedness.

      1.45 "Tangible Effective Net Worth" shall mean, with respect to any Person and as of any applicable date of determination, Tangible Net Worth plus Subordinated Debt.

      1.46 "Tangible Net Worth" shall mean, with respect to any Person, and including any consolidated affiliates thereof, if any, and as of any applicable date of determination, the excess of:

            a. the net book value of all assets of such Person (excluding any non-consolidated affiliate receivables, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization); over

            b. all Debt of such Person at such time.

      1.47 "Term Loan" shall have the meaning set forth in Section 2.3 of this Agreement.

      1.48 "Working Capital" shall mean, as of any applicable date of determination, Current Assets less Current Liabilities.

      Any and all terms used in the foregoing definitions and elsewhere in this Agreement shall be construed and defined in accordance with the meaning and definition of such terms under and pursuant to the California Uniform Commercial Code (hereinafter referred to as the "Uniform Commercial Code") as amended, revised or replaced from time to time. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the Uniform Commercial Code have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the Uniform Commercial Code shall in the future be, amended or held by a court to define any term used herein more broadly or inclusively than the Uniform Commercial Code in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning. If the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the Uniform Commercial Code in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

2. LOAN AND TERMS OF PAYMENT.

      For value received, Borrower promises to pay to the order of Bank such amount as provided for below, together with interest, as provided for below.

      2.1 Upon the request of Borrower, made at any time and from time to time during the term hereof, and so long as no Event of Default has occurred, Bank shall lend to Borrower an amount equal to the Borrowing Base (each a "Revolving Loan," and collectively, the "Revolving Loans"); provided, however, that the Daily Balance shall not exceed the lesser of either the Credit Limit or the Borrowing Base, minus all Letter of Credit Obligations. If at any time for any reason, the amount of indebtedness owed by Borrower to Bank pursuant to this
Section 2.1 and Section 2.2 of this Agreement is greater than the aggregate amount available to be drawn under this Section 2.1, Borrower shall immediately pay to Bank, in cash, the amount of such excess. Any commitment of Bank, pursuant to the terms of this Agreement, to make Revolving Loans to Borrower shall expire on the Maturity Date, subject to Bank's right to renew said commitment in its sole and absolute discretion at Borrower's request. Any such renewal of said commitment shall not be binding upon Bank unless it is in writing and signed by an officer of Bank. Provided that no Event of Default has occurred and is continuing, all or any portion of the Revolving Loans which are repaid by Borrower shall be available for reborrowing in accordance with the LIBOR Addendum (as hereinafter defined) and the terms hereof. Borrower promises to pay to Bank the entire outstanding unpaid principal balance (and all accrued unpaid interest thereon) of the Revolving Loans on the Maturity Date.


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      2.2 Subject to the terms and conditions of this Agreement, and so long as no Event of Default has occurred, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower during the term of this Agreement in the aggregate outstanding face amount not to exceed (i) the lesser of the Credit Limit or the Borrowing Base, minus (ii) the then outstanding Daily Balance, provided that the Letter of Credit Obligations shall not in any case exceed Three Million and No/100 Dollars ($3,000,000.00). All letters of credit shall be in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard Letter of Credit Application and Agreement. All Letter of Credit Obligations issued under this Agreement shall expire on or before the Maturity Date.

The obligation of Borrower to Immediately reimburse Bank for drawings made under letters of credit shall be absolute, unconditional and irrevocable in accordance with the terms of this Agreement and the Letter of Credit Application and Agreement with respect to each such letter of credit. Borrower shall indemnify, defend, protect and hold Bank harmless from any loss, cost. expense, or liability, including, without limitation, reasonable attorney's fees incurred by Bank, whether in-house or outside counsel is used, arising out of or in connection with any letters of credit.

      2.3 Subject to the terms and conditions of this Agreement, and so long as no Event of Default has occurred (including, without limitation, any Event of Default that would occur as of such date under the minimum Cash Flow Coverage Ratio set forth in Section 6.16.d of this Agreement), if on any anniversary date of this Agreement Bank shall decline to extend the Maturity Date by one (1) additional year, then Bank shall make available to Borrower a term loan (the "Term Loan") in the amount of up to Five Million and No/100 Dollars ($5,000,000.00), the proceeds of which shall be used only for the repayment of the outstanding principal balance of the Revolving Loans; provided, however, that upon the making of the Term Loan hereunder, the amount of the Credit Limit shall be permanently reduced by the amount of the Term Loan. If, following any election by Bank to decline to extend the Maturity Date on any anniversary date hereof Borrower shall not elect to request the Term Loan on or before the Maturity Date, then Bank's commitment to make the Term Loan shall expire on the Maturity Date.

The principal amount of the Term Loan, together with accrued interest thereon, shall be payable on the last day of each month, beginning on the last day of the first calendar month immediately following the making of the Term Loan, in monthly principal payments in an amount sufficient to amortize the principal balance of the Term Loan over the amortization period of forty-eight (48) months. The interest rate, payment terms, maturity date and certain other terms of the Term Loan shall be contained in a promissory note dated the date of the making of the Term Loan, as such may be amended or replaced from time to time, but which shall be substantially in the form attached hereto me Exhibit 2.3.

      2.4 Except as hereinbelow provided or as otherwise provided in any promissory note entered into with respect to any portion of the Indebtedness, the Credit shall bear interest on the Daily Balance owing, at a fluctuating rate of interest equal to the Base Rate plus Zero (-0-%) percentage points per annum, or at the rate applicable thereto in accordance with the LIBOR Addendum to this Agreement, attached hereto and Incorporated herein by this reference.

All interest chargeable under this Agreement that is based upon a per annum calculation shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed. The Base Rate as of the date of this Agreement is four and three quarters ( 4.75% ) per annum, in the event that the Bass Rate announced is, from time to time hereafter, changed, adjustment in the Base Rate shall be made and based on the Base Rate in effect on the date of such change. The Base Rate, as adjusted, shall apply to the Credit until the Base Rate is adjusted again.

All interest payable by Borrower under the Credit shall be due and payable on the first day of each calendar month during the term of this Agreement. A late payment charge equal to five percent (5%) of each late payment may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date, but acceptance of payment of this charge shall not waive any Event of Default under this Agreement. Upon the occurrence of an Event of Default hereunder, and without constituting a waiver of any such Event of Default, then during the continuation thereof, at Bank's option, the Credit shall bear interest, on the Daily Balance owing at a rate equal to three percent (3%) per year in excess of the rate applicable immediately prior to the occurrence of the Event of Default, and such rate of interest shall fluctuate thereafter from time to time at the same time and in the same amount as any fluctuation in the rate of interest applicable immediately prior to any such occurrence.


      2.5 To the extent that any Indebtedness, loans or other obligations made or incurred by Bank to or on behalf of Borrower prior to the date of this Agreement remain outstanding on the date hereof or if any obligation by Bank to make additional loans or otherwise extend financing to Borrower, exists or remains in effect on the date hereof, all such Indebtedness, loans or obligations, and any such commitments to make loans or extend financing shall be subject to the terms and conditions of this Agreement and the interest rate, payments of principal and Interest and other the terms contained in any note(s) evidencing any such prior loan(s) shall remain in full force and effect, and Borrower hereby ratifies and reaffirms the continuing effectiveness of any such prior note(s) and agrees to continue to make payments in accordance with the terms thereof.

      2.6 In addition to any other amounts due or to become due under this Agreement, Borrower shall pay to Bank the following fees:

            a. In connection with the financial accommodations provided under this Agreement, on the date hereof, and on each anniversary date hereof, an annual commitment fee in an amount equal to one half percent (0.50% ) of the Credit Limit, which shall be fully earned and non-refundable on the date of payment thereof.


            b. In connection with the financial accommodations provided under this Agreement, an annual unused commitment fee in an amount equal to one quarter percent (0.25%) per annum on the unused portion of the Credit Limit available under Section 2.1 hereof, minus the then outstanding amount of all Letter of Credit Obligations under Section 2.2 hereof, which shall be due and payable in arrears on the test day of each calendar quarter during the effectiveness of this agreement, and which shall be fully earned and non-refundable on the date of payment thereof.



            c. In addition to all Bank's customary charges, commissions, fees and costs payable to Bank in connection with the letters of credit in accordance with Letter of Credit Application and Agreement, Borrower shall pay Bank a fee equal to one and one quarter percentage points (1.25%) per annum, computed on the basis of a three hundred sixty (360) day year for actual days elapsed, of the aggregate amount of all Letter of Credit obligations outstanding hereunder; provided, however, that the forgoing fee shall be reduced to one percentage point (1.00%) per annum with respect to all Letter of Credit Obligations secured in full by Cash Collateral.


            d. In addition to any other amounts due, or to become due, concurrently with the execution hereof, Borrower agrees to pay to Bank a legal documentation fee in the amount of Five Thousand Two Hundred Fifty and No/100 Dollars ($5,250) and all other coats and expenses incurred by Bank in the preparation of this Agreement, the other documents, instruments and agreements entered into in connection herewith, and the perfection of any security interest granted to Bank by Borrower.

3. TERM.


      3.1 This Agreement shall remain in full force and effect until the Maturity Date or until terminated by notice, by either party in accordance with the terms and conditions hereof. Notice of such termination shall be effectuated by mailing of a registered or certified letter not less then thirty (30) days prior to the effective date of such termination, addressed to Bank at the address set forth herein and the termination shall be effective as of the date so fixed in such notice. Any commitment of Bank, pursuant to the terms of this Agreement, to make Loans shall expire on the Maturity Date, subject to Bank's right to renew said commitment in its sole and absolute discretion at Borrower's request. Any such renewal of said commitment shall not be binding upon Bank unless it is in writing and signed by an officer of Bank.



      3.2 Notwithstanding the foregoing, should Borrower be in default of one or more of the provisions of this Agreement, Bank may terminate this Agreement at any time without notice. Notwithstanding the foregoing, should either Bank or Borrower become Insolvent or unable to most its debts as they mature, or fall, suspend, or go out of business, the other party shall have the right to terminate this Agreement at any time without notice. On the date of termination all indebtedness shall become immediately due and payable without notice or demand; provided, however, that no such notice of termination by Borrower shall be effective until the payment in full in cash of all indebtedness to Bank (including without limitation the expiration or cash collateralization of all of all Letter of Credit Obligations in accordance with the terms and conditions of this Agreement). Any notice of termination given by Borrower shall be irrevocable unless Bank otherwise agrees in writing, and Bank shall have no obligation to make any loans or issue any letters of credit on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirely only. No section of this Agreement or type of loan available hereunder may be terminated singly.


      3.3 All undertakings, agreements, covenants, warranties, and representations of Borrower contained in the Loan Documents shall survive any such termination, and Bank shall retain its security interest in and to all existing Collateral and Collateral arising thereafter, any and all liens thereon, and all of its rights and remedies under the Loan Documents notwithstanding such termination until the payment in full in cash of all Indebtedness to Bank (including, without limitation, the expiration or cash collateralization of all of all Letter of Credit Obligations in accordance with the terms and conditions of this Agreement and the payment in full of all applicable termination charges, if any). Notwithstanding the satisfaction in full of the Indebtedness. Bank shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Bank may incur as a result of dishonored checks or other items of payment received by Bank and applied to the Indebtedness. Bank shall, at its option, (a) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Indebtedness, indemnifying Bank from any such loss or damage, or (b) have retained such monetary reserves and liens on the Collateral for such period of time as Bank, in its reasonable discretion, may deem necessary to protect Bank from any such loss or damage. After termination and when Bank has received payment in full in cash of Borrower's Indebtedness to Bank, Bank shall reassign to Borrower all Collateral held by Bank, and shall execute a termination of all security agreements and security interests given by Borrower to Bank.

      3.4 Borrower hereby authorizes Bank to collect all principal, interest, fees, costs, or Bank Expenses due under this Agreement as follows:

            a. Borrower authorizes Bank to automatically deduct from Borrower's account number 1891457133 with Bank, or any other account maintained by Borrower with Bank, the full amount of all principal and interest due under this Agreement or the other Loan Documents when due and payable. Should there be insufficient funds in any such account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower; provided, however, that Bank shall not be obligated to advance funds to cover any such payment.


            b. Any such amounts not collected in accordance with the forgoing instructions may be paid in cash or deducted from loan proceeds; provided, however, that Bank shall not be obligated to advance funds to cover payment of any such amounts.


            c. Anything contained in herein to the contrary notwithstanding, Bank agrees that it shall endeavor to provide prior notice to Borrower of any such interest and principal payments to be deducted from Borrower's account in accordance with its customary notice and billing procedures for such charges or payments; provided, however, that the failure of Bank to provide any such notice to Borrower shall have no effect on Bank's rights or remedies under this Agreement, including without limitation Bank's rights to deduct the full amount of any such interest, principal, fees or Bank Expenses from Borrower's account in accordance with the terms and conditions of this Section or as otherwise provided in accordance with the provisions of this Agreement.

            d. All other fees, costs or other Bank Expenses shall be due and payable upon demand by Bank, and Borrower shall pay all such amounts promptly upon demand by Bank. Any such amounts not paid in full in cash upon demand by Bank may be deduct from Borrower's account number 1891457133 with Bank, or from any other account maintained by Borrower with Bank, or if no funds are available in such accounts, from loan proceeds; provided, however, that Bank shall not be obligated to advance funds to cover payment of any such amounts.

4. CREATION OF SECURITY INTEREST.

      4.1 Borrower hereby grants to Bank a continuing security interest in all presently existing and hereafter arising Collateral in order to secure prompt repayment of any and all Indebtedness owed by Borrower to Bank and in order to secure prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and otherwise created. Bank's security interest in the Collateral shall attach to all Collateral without further act on the part of Bank or Borrower, in the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Bank, shall (a) endorse or assign such Negotiable Collateral to Bank, (b) deliver actual physical possession of such Negotiable Collateral to Bank, and (c) mark conspicuously all of its records pertaining to such Negotiable Collateral with a legend, in form and substance satisfactory to Bank (and in the case of Negotiable Collateral consisting of tangible chattel paper, immediately mark all such tangible chattel paper with a conspicuous legend in form and substance satisfactory to Bank), indicating that the Negotiable Collateral is subject to the security interest granted to Bank hereunder.


      4.2 Bank's security interest in the Accounts shall attach to all Accounts without further act on the part of Bank or Borrower. Upon request from Bank, Borrower shall provide Bank with schedules describing all Accounts created or acquired by Borrower (including without limitation agings listing the names and addresses of, and amounts owing by date by account debtors), and shall execute and deliver written assignments of all Accounts to Bank all in a form acceptable to Bank; provided, however, Borrower's failure to execute and deliver such schedules and/or assignments shall not affect or limit Bank's security interest and other rights in and to the Accounts. Together with each schedule, upon request from Bank, Borrower shall furnish Bank with copies of Borrower's customers' invoices or the equivalent, and original shipping or delivery receipts for all merchandise sold, and Borrower warrants the genuineness thereof. Upon the occurrence of an Event of Default, Bank or Bank's designee may notify customers or account debtors of Bank's security interest in the Collateral and direct such customers or account debtors to make payments directly to Bank, but unless and until Bank does so or gives Borrower other written instructions, Borrower shall collect all Accounts for Bank, receive in trust all payments thereon as Bank's trustee, and, if so requested to do so from Bank, Borrower shall immediately deliver said payments to Bank in their original form as received from the account debtor and all letters of credit, advises of credit, instruments, documents, chattel paper or any similar property evidencing or constituting Collateral. Notwithstanding anything to the contrary contained herein, if sales of inventory are made for cash, Borrower shall immediately deliver to Bank, in identical form, all such cash, checks, or other forms of payment which Borrower receives. The receipt of any check or other item of payment by Bank shall not be considered a payment on account until such check or other item of payment is honored when presented for payment, in which event said check or other item of payment shall be deemed to have been paid to Bank two (2) calendar days after the date Bank actually receives such check or other item of payment.



      4.3 Bank's security interest in Inventory shall attach to all Inventory without further act on the part of Bank or Borrower. Upon request from Bank on or after the occurrence of an Event of Default, Borrower will at Borrower's expense pledge, assemble and deliver such Inventory to Bank or to a third party as Bank's bailee; or hold the same in trust for Bank's account or store the same in a warehouse in Bank's name; or deliver to Bank documents of title representing said Inventory; or evidence of Banks security interest in some other manner acceptable to Bank. Until a default by Borrower under this Agreement or any other Agreement between Borrower and Bank, Borrower may, subject to the provisions hereof and consistent herewith, sell the Inventory, but only in the ordinary course of Borrower's business. A sale of Inventory in Borrower's ordinary course of business does not include an exchange or a transfer in partial or total satisfaction of a debt owing by Borrower.


      4.4 Concurrently with Borrower's execution of this Agreement, and at any time or times hereafter at the request of Bank, Borrower shall (a) execute and deliver to Bank security agreements, mortgages, assignments, certificates of title, affidavits, reports, notices, schedules of accounts; letters of authority and all other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and maintain perfected Banks security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement, (b) cooperate with Bank in obtaining a control agreement in form and substance satisfactory to Bank with respect to all deposit accounts, electronic chattel paper, Investment property, and letter-of-credit rights, and
(c) in the event that any Collateral is in the possession of a third party, Borrower shall join with Bank in notifying such third party of Bank's security interest and obtaining an acknowledgment from such third party that it is holding such Collateral for the benefit of Bank. By authenticating or becoming bound by this Agreement, Borrower authorizes the filing of initial financing statement(s), and any amendment(s) covering the Collateral to perfect and maintain perfected Bank's security interest in the Collateral. Upon the occurrence of an Event of Default, Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Banks officers, employees or agents designated by Bank) as Borrower's true and lawful attorney-in-fact with power to sign the name of Borrower on any security agreement, mortgage, assignment, certificate of title, affidavit, letter of authority, notice of other similar documents which must be executed and/or filed in order to perfect or continue perfected Bank's security interest in the Collateral, and to take such actions in its own name or in Borrower's name as Bank, in its sole discretion, deems necessary or appropriate to establish exclusive possession or control (as defined in the Uniform Commercial Code) over any Collateral of such nature that perfection of Bank's security interest may be accomplished by possession or control.

      4.5 Borrower shall make appropriate entries in Borrower's Books disclosing Bank's security interest in the Accounts. Bank (through any of its officers, employees or agents) shall have the right at any time or times hereafter, provided that reasonable notice is provided, during Borrower's usual business hours or during the usual business hours of any third party having control over the records of Borrower, to inspect and verify Borrower's Books in order to verify the amount or condition of, or any other matter, relating to, said Collateral and Borrower's financial condition.

      4.6 Effective only upon the occurrence of an Event of Default, Borrower appoints Bank or any other person whom Bank may designate as Borrower's attorney-in-fact, with power to endorse Borrower's name on any checks, notes, acceptances, money order, drafts or other forms of payment or security that may come into Bank's possession; to sign Borrower's name on any invoice or bill of lading relating to any Accounts, on drafts against account debtors, on schedules and assignments of Accounts, on verifications of Accounts and on notices to account debtors; to establish a lock box arrangement and/or to notify the post office authorities to change the address for delivery of Borrower's mail addressed to Borrower to an address designated by Bank, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; to send, whether in writing or by telephone, requests for verification of Accounts; and to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of the attorney-in-fact. Neither Bank nor its attorney-in-fact will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power being coupled with an interest. is irrevocable so long as any Accounts in which Bank has a security interest remain unpaid and until the indebtedness has been fully satisfied.

      4.7 In order to protect or perfect any security interest which Bank is granted hereunder, Bank may, in its sole discretion, discharge any lien or encumbrance or bond the same, pay any insurance, pay any service bureau, or obtain any records on the Collateral, and, under any circumstances where Bank reasonably believes that the physical security of the Collateral is presently in, or eminently will fall into, physical jeopardy or otherwise at risk, then Bank may maintain guards, warehousemen, or any personnel to protect the Collateral, and all costs for the same shall be added to the Indebtedness and shall be payable on demand.

      4.8 Borrower agrees that Bank may provide Information relating to this Agreement or relating to Borrower to Bank's parent, affiliates, subsidiaries and service providers.

5. CONDITIONS PRECEDENT.

      5.1 Conditions precedent to the making of the loans and the extension of the financial accommodations hereunder, Borrower shall execute, or cause to be executed, and deliver to Bank, in form and substance satisfactory to Bank and its counsel, the following:

            a. This Agreement and other documents, instruments and agreements required by Bank and identified in Exhibit 5.1 to this Agreement:


            b. If Borrower is a corporation, limited liability company, limited partnership or other such entity, certified copies of all actions taken by Borrower, any grantor of a security interest to Bank to secure the Indebtedness, and any guarantor of the Indebtedness, authorizing the execution, delivery and performance of this Agreement and any other documents, instruments or agreements entered into in connection herewith, and authorizing specific officers to execute and deliver any such documents, instruments and agreements;


            c. If Borrower is a corporation, limited liability company, limited partnership or other such entity, then a certificate of good standing showing that Borrower is in good standing under the laws of the state of its incorporation or formation and certificates indicating that Borrower is qualified to transact business and is in good standing in any other state in which it conducts business;

            d. It Borrower is a partnership, then a copy of Borrower's partnership agreement certified by each general partner of Borrower;

            e. UCC searches and financing statements, tax lien and litigation searches, fictitious business statement filings, insurance certificates, notices or other similar documents which Bank may require and in such form as Bank may require, in order to reflect, perfect or protect Bank's first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement;

            f. Bank shall have completed a audit of Borrower's Books relating to the Accounts and other Collateral, the results of which shall be satisfactory to Bank;

            g. Evidence that Borrower has obtained insurance and acceptable endorsements;

            h. Such control agreements from each Person as Bank may require, if any;

            i. Duly executed certificates of title with respect to that portion of the Collateral that is subject to certificates of title, if any;

            j. Such collateral access agreements from each lessor, warehouseman, bailee, and other Person as Bank may require, duly executed by each such Person; and

            k. Warranties and representations of officers.

6. WARRANTIES, REPRESENTATIONS AND COVENANTS.

      6.1 If so requested by Bank, Borrower shall, at such intervals designated by Bank, during the term hereof execute and deliver a Report of Accounts Receivable or similar report, in form customarily used by Bank. The aggregate amount of the Borrowing Base at all times during the effectiveness of this Agreement shall not be less than the advances made hereunder. Bank shall have the right to recompute the Borrowing Base in conformity with this Agreement.

      6.2 If any warranty is breached as to any Account, or any Account is not paid in full by an account debtor within ninety (90) days from the date of invoice, or an account debtor disputes liability or makes any claim with respect thereto, or a petition in bankruptcy or other application for relief under the Bankruptcy Code or any other insolvency law is filed by or against an account debtor, or an account debtor makes an assignment for the benefit of creditors, becomes insolvent, fails or goes out of business, then Bank may deem ineligible any and all Accounts owing by that account debtor, and reduce the Borrowing Base by the amount thereof. Bank shall retain its security interest in all Accounts, whether eligible or ineligible, until all Indebtedness has been fully paid and satisfied. Returns and allowances, if any, as between Borrower and its customers, will be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at this time. Any merchandise which is returned by an account debtor or otherwise recovered shall be set aside, marked with Bank's name, and Bank shall retain a security interest therein. Borrower shall promptly notify Bank of all disputes and claims and settle or adjust them on terms approved by Bank. After default by Borrower hereunder, no discount, credit or allowance shall be granted to any account debtor by Borrower and no return of merchandise shall be accepted by Borrower without Bank's consent. Bank may, after default by Borrower, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Bank considers advisable, and in such cases Bank will credit Borrower's loan account with only the net amounts received by Bank in payment of the Accounts, after deducting all Bank Expenses in connection therewith.

      6.3 Borrower warrants, represents, covenants and agrees that:

            a. Borrower has good and marketable title to the Collateral. Bank has and shall continue to have a first priority perfected security interest in and to the Collateral. The Collateral shall at all times remain free and clear of all liens, encumbrances and security interests (except for any permitted Liens);

            b. All Accounts are and will, at all times pertinent hereto, be bona fide existing obligations created by the sale and delivery of merchandise or the rendition of services to account debtors in the ordinary course of business, free of liens, claims, encumbrances and security interests (except Permitted Liens and except as may be consented to, in writing, by Bank) and are unconditionally owed to Borrower without defenses, disputes, offsets counterclaims, rights of return or cancellation, and Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any account debtor at the time an Account due from such account debtor is assigned to Bank; and

            c. At the time each Account is pledged and assigned to Bank as Collateral all property giving rise to such Account shall have been delivered to the account debtor or to the agent for the account debtor for immediate shipment to, and unconditional acceptance by, the account debtor. Borrower shall deliver to Bank, as Bank may from time to time require, delivery receipts, customers purchase orders, shipping instructions, bills of lading and any other evidence of shipping arrangements. Absent such a request by Bank, copies of all such documentation shall be held by Borrower as custodian for Bank.

      6.4 At the time each eligible Account is assigned to Bank, all such Eligible Accounts will be due and payable on terms set forth in Section 1.19 and 1.20, or on such other terms approved in writing by Bank in advance of the creation of such Accounts and which are expressly set forth on the face of all invoices, copies of which shall be held by Borrower as custodian for Bank, and no such Eligible Account will then be past due.

      6.5 Borrower shall keep the inventory only at the locations set forth on
Schedule 6.5 to this Agreement, attached hereto and Incorporated herein by this reference. The owner or mortgagees of the respective locations are as set forth in Schedule 6.5.


            a. Borrower, promptly upon demand by Bank therefor, but in any event within ten (10) business days of any such demand therefor, shall now and from time to time hereafter, at such intervals as are reasonably requested by Bank, deliver to Bank, designations of Inventory specifying Borrower's cost of Inventory, the wholesale market value thereof and such other matters and information relating to the Inventory as Bank may request;


            b. All of the Inventory is and shall remain free from all purchase money or other security interests, liens or encumbrances, except Permitted Liens;

            c. Borrower does now keep and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the inventory, its cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto, all of which records shall be available promptly upon demand by Bank therefor, but in any event within ten (10) business days of any such demand therefor, to any of Bank's officers, agents and employees for inspection and copying;

            d. Except for any work-in-process, all Inventory, now and hereafter at all times, shall be new Inventory of good and merchantable quality free from material defects;

            e. Inventory is not now and shall not at any time or times hereafter be located or stored with a bailee, warehouseman or other third party without Bank's prior written consent, and, in such event, Borrower will concurrently therewith cause any such bailee, warehouseman or other third party to issue and deliver to Bank, warehouse receipts in Bank's name evidencing the storage of inventory and/or an acknowledgment by such bailee of Bank's prior rights in the Inventory, in each case in form and substance acceptable to Bank. In any event, Borrower shall instruct any third party to hold all such inventory for Bank's account subject to Bank's security interests and its instructions; and

            f. Bank shall have the right upon demand now and/or at all times hereafter, during Borrower's usual business hours, after reasonable notice, to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition and, subject to the limitations set forth in
Section 6.24, Borrower agrees to reimburse Bank for Bank's reasonable costs and expenses in so doing; provided, however, that Bank agrees to reimburse Borrower for physical damage to any item of inventory tested by Bank that results from Bank's gross negligence or intentional misconduct.


      6.6 At all times during the effectiveness of this Agreement, any Cash Collateral not on deposit with Bank shall be subject to a control agreement with the depository Institution or securities Intermediary at which any such Cash Collateral is on deposit, in form and substance satisfactory to Bank.

      6.7 Borrower represents, warrants and covenants with Bank that Borrower will not, without Bank's prior written consent:

            a. Grant a security interest in or permit a lien, claim or encumbrance upon any of the Collateral to any person, association, firm, corporation, entity or governmental agency or instrumentality (except for any Permitted Liens);

            b. Permit any levy, attachment or restraint in an aggregate amount in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) to be made affecting any of Borrower's assets:

            c. Permit any Judicial Officer or Assignee to be appointed or to take possession of any or all of Borrower's assets;

            d. Other then sales or transfers of inventory in the ordinary course of Borrower's business, to sell, lease, or otherwise dispose of, move, or transfer, whether by sale or otherwise, any of Borrower's assets;

            e. Change its name, the location of its sole place of business, chief executive office or residence, business structure, corporate identity or structure, form of organization or the state in which it has been formed or organized; add any new fictitious names; provided, however, that prior to the occurrence of an Event of Default, and subject to (i) Borrower's delivery to Bank of not less than ninety (90) days prior notice thereof and (ii) Borrower's execution of any document, instrument or agreement as Bank shall require, in such form as Bank may require, in order to reflect, perfect or protect Bank's first priority security interest in the Collateral and in order to continue the effectiveness of this Agreement and the other Loan Documents. Borrower may change its name, the location of its sole place of business, chief executive office or residence, business structure, corporate identity or structure, form of organization or the state in which it has been formed or organized or add any new fictitious names.

            f. Move or relocate any Collateral to any location not set forth on
Schedule 6.5 to this Agreement; provided, however, that anything contained in the forgoing to the contrary notwithstanding, Borrower shall not move any material portion of the Collateral to any location outside the United States of America without the prior written consent of Bank;

            g. Enter into any transaction not in the usual course of Borrower's business;

            h. Make any change in Borrower's financial structure or in any of its business objectives, purposes or operations which would materially adversely affect the ability of Borrower to repay Borrower's Indebtedness;

            i. Incur any Debts except for Permitted Indebtedness and renewals or extensions thereof and Interest thereon in excess of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) in any one year,

            j. Except for Permitted Investments and loans to employees of Borrower in an aggregate amount not to exceed Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00) per employee or Five Million and No/100 Dollars ($5,000,000.00) in the aggregate, or short term loans to employees from time to time to facilitate the exercise of such employee's options on Borrower's capital stock granted to such employee by Borrower, make loans, advances or extensions of credit to any other Person except in the ordinary course of business, or purchase or hold beneficially any stock or other securities of, or make any Investment or acquire any securities or other interest whatsoever in, any other Person;

            k. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by Borrower in the ordinary course of business for deposit or collection;

            l. Make any payment on account of any Subordinated Debt except for regularly scheduled payments of interest and principal in accordance with the provisions of any Subordination Agreement executed by Bank and the subordinated debt holder, or amend any provision contained in any documentation relating to any such Subordinated Debt without Bank's prior written consent: and

            m. Liquidate, dissolve, merge or consolidate with or into any other business organization, permit another corporation to liquidate, dissolve, merge or consolidate into it; purchase or otherwise acquire all or substantially all the properties, assets or business of any third Person or entity; enter into any reorganization or recapitalization or reclassify its capital stock; sell, lease, assign, or transfer any substantial part of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted, including without limitation the selling of any property or other asset accompanied by the leasing back of the same, in each case to any third Person; or commence any proceedings with respect to any of the forgoing other then (1) sales and transfers of inventory in the ordinary course of Borrower's business; (2) transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its subsidiaries; (3) transfers of surplus, worn-out or obsolete Equipment; (4) sales and transfers of any assets other than Intellectual Property Rights in an aggregate amount not to exceed One Million and No/100 Dollars ($1,000,000.00) in each calendar year; (5) sales and transfers of any assets consisting of Intellectual Property Rights in an aggregate amount not to exceed Two Million and No/100 Dollars ($2,000,000.00) in each calendar year; or
(6) the transfer of any assets assigned in connection with Borrower's exercise of its rights under clause (i) above.

      6.8 Borrower represents, warrants, covenants and agrees that:

            a. Borrower's true and correct legal name is that set forth on the signature page to this Agreement. Except as disclosed in writing to Bank on or before the date of this Agreement, Borrower has not done business under any name other than that set forth on the signature page to this Agreement;

            b. If Borrower is an individual, the location (as determined pursuant to the Uniform Commercial Code) of Borrower's principal residence is that set forth following Borrower's name on the signature page to this Agreement;

            c. If Borrower is a registered organization that is organized under the laws of any one of the states comprising the United States (e.g. corporation, limited partnership, registered limited liability partnership or limited liability company), and is located (as determined pursuant to the Uniform Commercial Code) in the state under the laws of which it was organized, Borrower's form of organization and the state in which it has been organized are those set forth immediately following Borrower's name on the signature page to this Agreement;

            d. If Borrower is a registered organization organized under the laws of the United States, and Borrower is located in the state that United States law designates as its location or, if United States law authorizes Borrower to designate the state for its location, the state designated by Borrower, or if neither of the foregoing are applicable, at the District of Columbia (in each case as determined in accordance with the Uniform Commercial Code), Borrower's form of organization and the state or district in which it is located are those set forth Immediately following Borrower's name on the signature page to this Agreement;

            e. If Borrower is a domestic organization that is not a registered organization under the laws of the United States or any state thereof (e.g. general partnership, joint venture, trust, estate or association), and Borrower is located (as determined pursuant to the Uniform Commercial Code) at its sole place of business or, if it has more than one place of business, at its chief executive office, Borrower's form of organization and the address of that location are those set forth on the signature page to this Agreement; and

            f. If Borrower is a foreign individual or foreign organization or a branch or agency of a bank that is not organized under the laws of the United States or a state thereof, Borrower is located (as determined pursuant to the Uniform Commercial Code) at the address set forth following Borrower's name on the signature page to this Agreement.

      6.9 If Borrower is a corporation, Borrower represents, warrants and covenants as follows:

            a. Borrower will not make any distribution or declare or pay any dividend (in stock or in cash) to any shareholder or on any of its capital stock, of any class, whether now or hereafter outstanding, or purchase, acquire, repurchase, or redeem or retire any such capital stock;

            b. Borrower is and shall at all times hereafter be a corporation duly organized and existing in good standing under the laws of the state of its incorporation and qualified and licensed to do business in California or any other state in which it conducts its business;

            c. Borrower has the right and power and is duly authorized to enter into this Agreement; and

            d. The execution by Borrower of this Agreement shall not constitute a breach of any provision contained in Borrower's articles of incorporation or by-laws.

      6.10 The execution of and performance by Borrower of all of the terms and provisions contained in this Agreement shall not result in a breach of or constitute an event of default under any agreement to which Borrower is now or hereafter becomes a party.

      6.11 All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws, and will upon request furnish Bank with proof satisfactory to it that Borrower has made such payments or deposit. If Borrower fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Bank may, in its sole and absolute discretion and without notice to Borrower, (i) make payment of the same or any part thereof, or (ii) set up such reserves in Borrower's loan account as Bank deems necessary to satisfy site liability therefor, or both. Bank may conclusively rely on the usual statements of the amount owing or other official statements issued by the appropriate governmental agency. Each amount so paid or deposited by Bank shall constitute a Bank Expense and an additional advance to Borrower.

      6.12 Except as set forth on Schedule 6.12, to the best of Borrower's knowledge, after due inquiry, there are no actions or proceedings pending by or against Borrower or any guarantor of Borrower before any court or administrative agency and Borrower has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower, except as heretofore specifically disclosed in writing to Bank or asset forth on Schedule
6.12. If any of the foregoing arise during the term of the Agreement, Borrower shall immediately notify Bank in writing.

      6.13 Insurance.

            a. Borrower, at its expense, shall keep and maintain its assets insured against toss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof. Borrower shall also keep and maintain business Interruption insurance and public liability and property damage insurance relating to Borrower's ownership and use of the Collateral and its other assets. All such policies of insurance shall be in such form, with such companies, and to such amounts as may be satisfactory to Bank. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All such policies of insurance (except those of public liability and property damage) shall contain an endorsement in a form satisfactory to Bank showing Bank as a loss payee thereof, with a waiver of warranties satisfactory to Bank, and all proceeds payable thereunder shall be payable to Bank and, upon receipt by Bank, shall be applied on account of the Indebtedness owing to Bank. To secure the payment of the indebtedness, Borrower grants Bank a security interest in and to all such policies of insurance (except those of public liability and property damage) and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Bank.

            b. Borrower hereby irrevocably appoints Bank (and any of Bank's officers, employees or agents designated by Bank) as Borrower's attorney for the purpose of making, selling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Borrower will not cancel any of such policies without Bank's prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Bank, that it will give Bank at least ten
(10) days written notice before any such policy or policies of insurance shall be altered or canceled, and that no act or default of Borrower, or any other person, shall affect the right of Bank to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating thereto. Bank, without waiving or releasing any indebtedness or any Event of Default may, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Bank deems advisable. All sums so disbursed by Bank, as well as reasonable attorneys' fees incurred by Bank, whether in-house or outside counsel is used, court costs, expenses and other charges relating thereto, shall constitute Bank Expenses and are payable on demand.

      6.14 All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Bank are true and correct and have been prepared in accordance with GAAP consistently applied and there has been no material adverse change in the financial condition of Borrower since the submission of such financial information to Bank.

      6.15 Financial Reporting.

            a. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Bank, not modify or change its method of accounting or enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower's accounting records without the written consent of Bank first obtained (except for changes in the preparation of Borrower's accounting records made in accordance with changes in any corresponding GAAP standards or applicable regulatory standards) and without said accounting firm and/or service bureau agreeing to provide information regarding the Accounts and Inventory and Borrower's financial condition to Bank, and Bank agrees that it shall not unreasonably withhold its consent to any such change; permit Bank and any of its employees, officers or agents, upon demand, during Borrower's usual business hours, or the usual business hour of third persons having control thereof, to have access to and examine all of Borrower's Books relating to the Collateral, Borrower's indebtedness to Bank, Borrower's financial condition and the results of Borrower's operations and in connection therewith, permit Bank or any of its agents, employees or officers to copy and make extracts therefrom.

            b. Borrower shall deliver to Bank (1) within thirty (30) days after the end of each calendar month, a company prepared balance sheet and profit and loss statement covering Borrower's operations in the summary form presented to Borrower's board of directors, and including without limitation a summary balance sheet and profit and loss statement and statement of Borrower's financial ratios, (2) within forty five (45) days after the end of each calendar quarter, a company prepared balance sheet and profit and loss statement covering Borrower's operations in complete GAAP form, and (3) deliver to Bank within one hundred twenty (120) days after the end of each of Borrower's fiscal years the annual audited statement of the financial condition of Borrower for each such fiscal year, including but not limited to, a balance sheet and profit and loss statement and any other report requested by Bank relating to the Collateral and the financial condition of Borrower, audited by a certified public accountant selected by Borrower and acceptable to Bank, together with a certificate signed by an authorized employee of Borrower to the effect that all reports, statements, computer disk or tape files, computer printouts, computer runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Bank under this subparagraph are complete, correct and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes a breach or Event of Default under this Agreement.

            c. In the event that Borrower's capital stock or Debt shall be offered and/or traded on any national securities exchange located in the United States and Borrower shall be required to file periodic financial reports with the Securities and Exchange Commission or any governmental authority at any time substituted therefor in connection with such publicly traded capital stock or Debt, then, in lieu of the financial statements required under Section 6.15.b, above, promptly after the same are available, copies of any and all proxy statements, financial statements and reports as Borrower or any subsidiary or affiliate of Borrower shall send to its members or stockholders, or to any holders of any such Debt, as applicable, if any, and copies of all reports on Forms 10-K, 10-Q, and 8-Q or otherwise filed by Borrower or any subsidiary or affiliate of Borrower with the Securities and Exchange Commission or any governmental authority at any time substituted therefor.

            d. In addition to the financial statements requested above, Borrower agrees to provide Bank with the following schedules:

                  (1) Accounts Receivable Agings on a monthly basis within
            twenty (20) days of Borrower's month end;

                  (2) Accounts Payable Agings on a monthly basis within twenty
            (20) days of Borrower's month end;

                  (3) Borrowing Base Certificate on a monthly basis within
            twenty (20) days of Borrower's month end at all times that the Revolving Loans are subject to a Borrowing Base calculated on the basis of Eligible Accounts; and

                  (4) Compliance Certification on a monthly basis (including, without limitation a calculation of Borrower's compliance with each of the financial covenants set forth in, Section 6.16 of this Agreement) within twenty (20) days of Borrower's month and together with each request for the making of each Revolving Loan advance under Section 2.1 hereof,

      6.16 Borrower shall maintain the following financial ratios and covenants on a consolidated basis, which shall be monitored on a monthly basis, except as noted below:

            a. Tangible Effective Net Worth in an amount not less than Thirty-Five Million and No/100 Dollars ($35,000,000.00);

            b. a ratio of Quick Assets to Current Liabilities (inclusive of the outstanding amount of all Indebtedness) of not less then 1.75:1.00;

            c. a Debt-to-Worth Ratio of not more than .90:1.00;

            d. As of the making of the Term Loan and at all times thereafter, a Cash Flow Coverage Ratio of not less then 2.00:1.00;

            e. Net Income after taxes of not less than One and No/100 Dollars ($1.00), measured as of the end of each fiscal year of Borrower, provided, however, that Borrower shall not experience Net Income after taxes of less than One and No/100 Dollars ($1.00) as of the end of more than any two (2) consecutive fiscal quarters during any such fiscal year,

            f. Borrower shall not without Bank's prior written consent acquire or expend for or commit itself to acquire or expand for fixed assets by lease, purchase or otherwise in an aggregate amount that exceeds Thirty Million and No/100 Dollars ($30,000,000.00) in any fiscal year, and

            g. Borrower shall be and remain the owner at all times of unencumbered Liquid Assets having a value (as such value is determined by Bank) of not less then Three Million and No/100 Dollars ($3,000,000.00). Borrower shall within thirty (30) days after and as of the end of each calendar month, deliver to Bank such schedules, certificates, reports, documents and other information respecting all or any of Borrower's Liquid Assets as Bank may request any such schedule, certificate, report or other document identifying any Liquid Asset shall be accompanied if so requested by Bank) by satisfactory evidence of Borrower's ownership of any such Liquid Asset, evidence that any such Liquid Asset is unencumbered, and evidence of the current value of any such Liquid Asset.

      All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from affiliates (including officers, directors and shareholders) shall be excluded from Borrower's assets for all purposes hereunder.

      6.17 Borrower shall promptly supply Bank (and cause any guarantor to supply Bank) with such other information (including tax returns) concerning its financial affairs (or that of any guarantor) as Bank may request from time to time hereafter, and shall promptly notify Bank of any material adverse change in Borrower's financial condition and of any condition or event which constitutes a breach of or an event which constitutes an Event of Default under this Agreement.

      6.18 Borrower is now and shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.

      6.19 Borrower shall immediately and without demand reimburse Bank for all sums expanded by Bank in connection with any action brought by Bank to correct any Event of Default or enforce any provision of this Agreement, including all Bank Expenses; Borrower authorizes and approves all advances and payments by Bank for items described in this Agreement as Bank Expenses. Anything contained in herein to the contrary notwithstanding, prior to the occurrence of any Event of Default, Bank agrees that it shall endeavor to provide prior notice to Borrower of out-of-pocket Bank Expenses to be incurred by Bank in an estimated aggregate amount in excess of Two Thousand Five Hundred and No/100 Dollars ($2,500.00); provided, however, that the failure of Bank to provide any such notice to Borrower shall have no affect on Bank's rights or remedies under this Agreement, including without limitation Bank's rights to reimbursement for the full amount of any such Bank Expenses in accordance with the terms and conditions of this Section or as otherwise provided in accordance with the provisions of this Agreement.

      6.20 Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each advance and shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank, either now or hereafter.

      6.21 Borrower shall keep all of its principal bank accounts with Bank and shall notify Bank immediately in writing of the existence of any and all other bank account, deposit account, or any other account into which money can be deposited that may exist or be established from time to time that contain deposits in an aggregate amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00).

      6.22 Borrower shall not (i) permit any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plans established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan, or (ii) with respect to any defined benefit pension plan as defined in the Employees Retirement Income Security Act of 1974, as amended ("ERISA"), fail to meet the minimum funding standards of Section 302 of ERISA, permit any Reportable Event or Prohibited Transaction as defined in

ERISA to occur with respect to any such plan, or permit any other material failure to comply with ERISA to occur with respect to any such plan. Borrower shall furnish to Bank: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any reportable event or prohibited transaction with respect to any deferred compensation or defined benefit pension plan has occurred, a statement of the chief financial officer of Borrower setting forth the details concerning such reportable event or prohibited transaction and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event or prohibited transaction given to the Pension Benefit Guaranty Corporation. If a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any deferred compensation plan or defined benefit pension plan; provided, however, this subparagraph shall not apply to notice of general application issued by the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and (d) when the same is made available to participants in the deferred compensation plan or defined benefit pension plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan or defined benefit pension plan.

      6.23 Borrower is now and shall at all times hereafter remain in compliance in all material respects with all federal, state and municipal laws. regulations and ordinances relating to the handling, treatment and disposal of toxic substances, wastes and hazardous material and shall maintain all necessary authorizations and permits.

      6.24 Borrower shall permit representatives of Bank to conduct audits of Borrower's Books relating to the Accounts and other Collateral and make extracts therefrom, with results satisfactory to Bank, provided that Bank shall use its best efforts to not interfere with the conduct of Borrower's business, and to the extent possible to arrange for verification of the Accounts directly with the account debtors obligated thereon or otherwise, all under reasonable procedures acceptable to Bank and at Borrower's sole expense; provided, however, that, prior to an Event of Default, Borrower shall not be responsible for payment or reimbursement of any Bank Expenses incurred by Bank in connection with more then one (1) such audit of Borrower's Books in each calendar year provided, provided, further, that anything contained in the forgoing to the contrary notwithstanding Borrower shall be responsible for the payment or reimbursement of Bank Expenses incurred in connection with one (1) annual audit in each such year. Notwithstanding any of the provisions contained in Sections 1.19, 1.20, or 2.1, of this Agreement or otherwise, Borrower hereby acknowledges and agrees that upon completion of any such audit Bank shall have the right to adjust the Borrowing Base percentage or the definition of Eligible Accounts, in its sole and reasonable discretion, based on its review of the results of such collateral audit.

      6.25 In connection with this Agreement, Borrower hereby further acknowledges and agrees that, except as expressly permitted under this Agreement, there exists no lien, pledge, encumbrance, security interest, deed of trust, mortgage or other charge upon, and at all times during the effectiveness of this Agreement Borrower shall not create, incur, assume, suffer or permit to exist any lien, pledge, encumbrance, security interest, deed of trust, mortgage or other charge upon, any of its property or assets, whether now owned or hereafter acquired, including without limitation any real property or Intellectual Property Rights. In addition, Borrower further acknowledges and agrees that it has and at all times during the effectiveness of this Agreement shall not enter into an agreement with a third party providing financing to Borrower by which Borrower places an additional negative pledge on any such property or assets or promises not to hypothecate or transfer any such property or assets.

7. EVENTS OF DEFAULT.

      Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

            a. If Borrower fails to pay when due and payable or declared due and payable, all or any portion of Borrower's Indebtedness (whether of principal, interest, taxes, reimbursement of Bank Expenses, or otherwise) payable hereunder or under any other Loan Document within ten (10) days of the due date thereof;

            b. If Borrower fails or neglects to perform, keep or observe (i) any negative term, provision, condition, covenant, agreement, or (ii) any warranty or representation contained in Section 6 of this Agreement;

            c. If Borrower fails or neglects to perform, keep or observe any other term, provision, condition, affirmative or financial covenant, or agreement contained in this Agreement, any other Loan Document, or any other present or future document, instrument or agreement between Borrower and Bank (other than those terms and conditions described in Sections 7.a. and 7.b hereof), and such failure continues for ten (10) days after the earlier of (a) Borrower's discovery of such failure and (b) Bank's dispatch of notice to Borrower of such failure; provided, however, that if any such Event of Default is curable and Borrower has not been given a prior notice of a breach of the same term or condition, it may be cured by Borrower within ten (10) days of the earlier of discovery or notice thereof, or, if the cure will require more than ten (10) days, if Borrower immediately initiates steps that Bank deems in its sole discretion to be sufficient to cure such Event of Default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical;

            d. If any representation, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents to Bank is not true and correct;

            e. If there is a material impairment of the prospect of repayment of all or any portion of Borrower's Indebtedness or a materiel impairment of the value or priority of Bank's security interest in the Collateral;

            f. If all or any of Borrower's assets are attached, seized, subject to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee and the same are not released, discharged or bonded against within ten (10) days thereafter;


            g. If any Insolvency Proceeding is filed or commenced by or against Borrower without being dismissed within ten (10) days thereafter;


            h. If any proceeding is filed or commenced by or against Borrower for its dissolution or liquidation;

            i. If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

            j. If a notice of lien, levy or assessment in an aggregate amount in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) is filed of record with respect to any or all of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether inchoate or otherwise, upon any or all of Borrower's assets and the same is not paid on the payment date thereof;

            k. If a judgment or other claim becomes a lien or encumbrance in an aggregate amount in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) upon any or all of Borrower's assets and the same is not satisfied, dismissed or bonded against within ten (10) days thereafter;

            l. If Borrower's records are prepared and kept by an outside computer service bureau at the time this Agreement is entered into or during the term of this Agreement such an agreement with an outside service bureau is entered into, and at any time thereafter, without first obtaining the written consent of Bank, Borrower terminates, modifies, amends or changes its contractual relationship with said computer service bureau or said computer service bureau fails to provide Bank with any requested information or financial date pertaining to Bank's Collateral, Borrower's financial condition or the results of Borrower's operations;

            m. If Borrower permits a default in any material agreement to which Borrower is a party with third parties to as to result in an acceleration of the maturity of Borrower's indebtedness to others, whether under any indenture, agreement or otherwise;

            n. If Borrower makes any payment on account of indebtedness which has been subordinated to Borrower's Indebtedness to Bank except as otherwise permitted under the tons of this Agreement;

            o. If any misrepresentation exists now or thereafter in any warranty or representation made to Bank by any officer or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director;

            p. If any party subordinating its claims to that of Bank's or any guarantor of Borrower's Indebtedness dies, terminates its subordination or guaranty, violates the terms of the subordination or guaranty, becomes insolvent, or an Insolvency Proceeding is commenced by or against any such subordinating party or guarantor;

            q. If Borrower is an individual and Borrower dies;

            r. If any reportable event, which Bank determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act ("ERISA"), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty

Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 7, the aggregate amount of Borrower's liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4083 or 4064 of ERISA shall exceed five percent (5%) of Borrower's Tangible Effective Not Worth.

      Notwithstanding anything contained in Section 7 to the contrary, Bank shall refrain from exercising its rights and remedies and Event of Default shall thereafter not be deemed to have occurred by reason of the occurrence of any of the events set forth in Sections 7.f, 7.g or 7.k of this Agreement if, within ten (10) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, if the event is the institution of insolvency Proceedings against Borrower, Bank shall not be obligated to make advances to Borrower during such cure period.

8. BANK'S RIGHTS AND REMEDIES.

      8.1 Upon the occurrence of an Event of Default by Borrower under this Agreement, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by
Borrower:

            a. Declare Borrower's Indebtedness, whether evidenced by this Agreement, installment notes, demand notes or otherwise, immediately due and payable to Bank; provided, however, that upon the occurrence of an Event of Default described in Section 7.g, all indebtedness shall become immediately due, owing and payable in full without any action by Bank;

            b. Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Bank;

            c. Terminate this Agreement as to any future liability or obligation of Bank, but without affecting Bank's rights and security interests in the Collateral, and the Indebtedness of Borrower to Bank;

            d. Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the promises (at no charge to Bank), or any part thereof, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

            e. Without limiting Bank's rights under any security interest, Bank is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights. rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property or a similar nature as it pertains to the Collateral (including, without limitation any such property included in the Intellectual Property Rights) in completing production of, advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreement shall inure to Bank's benefit, and Bank shall have the right and power to enter into sublicense agreements with respect to all such rights with third parties on terms acceptable to Bank;

            f. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sales and sell (in the manner provided for herein) the inventory;

            g. Sell or dispose the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as is commercially reasonable in the opinion of Bank. It is not necessary that the Collateral be present at any such sale. At any sale or other disposition of the Collateral pursuant to this Section, Bank disclaims all warranties which would otherwise be given under the Uniform Commercial Code, including without limitation a disclaimer of any warranty relating to title, possession, quiet enjoyment or the like, and Bank may communicate these disclaimers to a purchaser at such disposition. This disclaimer of warranties will not render the sale commercially unreasonable;

            h. Bank shall give notice of the disposition of the Collateral as follows:

                  (1) Bank shall give Borrower and each holder of a security interest in the Collateral who has filed with Bank a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;

                  (2) The notice shall be personally delivered or mailed,
            postage prepaid, to Borrower's address appearing in this Agreement. at least ten (10) calendar days before the date fixed for the sets, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other then Borrower claiming an interest in the Collateral shall be sent to such addresses as have been furnished to Bank or as otherwise determined in accordance with Section 9811 of the Uniform Commercial Code; and

                  (3) If the sale is to be a public sale, Bank shall also give notice of the time and place by publishing a notice one time at least ten (10) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held; and

                  (4) Bank may credit bid and purchase at any public sale.

            i. Borrower shall pay all Bank Expenses incurred in connection with Bank's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Bank;

            j. Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank, or, in Banks discretion, to any party who Bank believes, in good faith, is entitled to the excess;

            k. Without constituting a retention of Collateral in satisfaction of an obligation within the meaning of 9620 of the Uniform Commercial Code or an action under California Code of Civil Procedure 728, apply any and all amounts maintained by Borrower as deposit accounts (as that term is defined under 9102 of the Uniform Commercial Code) or other accounts that Borrower maintains with Bank against the Indebtedness;

            l. The proceeds of any sale or other disposition of Collateral authorized by this Agreement shall be applied by Bank first upon all expenses authorized by the Uniform Commercial Code and all reasonable attorney fees and legal expenses incurred by Bank, whether in-house or outside counsel is used, the balance of the proceeds of the sale or other disposition shall be applied in the payment of the indebtedness, first to interest, then to principal, then to remaining Indebtedness and the surplus, if any, shall be paid over to Borrower or to such other person(s) as may be entitled to it under applicable law. Borrower shall remain liable for any deficiency, which it shall pay to Bank immediately upon demand. Borrower agrees that Bank shall be under no obligation to accept any non-cash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Bank agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Bank may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Bank may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Bank; and

            m. The following shall be the basis for any finder of facts determination of the value of any Collateral which is the subject matter of a disposition giving rise to a calculation of any surplus or deficiency under
Section 9615(f) of the Uniform Commercial Code: (i) The Collateral which is the subject matter of the disposition shall be valued in an "as is" condition as of the date of the disposition, without any assumption or expectation that such Collateral will be repaired or improved in any manner, (ii) the valuation shall be based upon an assumption that the transferee of such Collateral desires a resale of the Collateral for cash promptly (but no later than 30 days) following the disposition; (iii) all reasonable closing costs customarily borne by the seller in commercial sales transactions relating to property similar to such Collateral shall be deducted including, without limitation, brokerage commissions, tax prorations, attorney's fees, whether in-house or outside counsel is used, and marketing costs; (iv) the value of the Collateral which is the subject matter of the disposition shall be further discounted to account for any estimated holding costs associated with maintaining such Collateral pending sale (to the extent not accounted for in (iii) above), and other maintenance, operational and ownership expenses; and (v) any expert opinion testimony given or considered in connection with a determination of the value of such Collateral must be given by persons having at least 5 years experience in appraising property similar to the Collateral and who have conducted and prepared a complete written appraisal of such Collateral taking into consideration the factors set forth above. The "value" of any such Collateral shall be a factor in determining the amount of proceeds which would have been realized in a disposition to a transferee other than a secured party, a person related to a secured party or a secondary obligor under Section 9615(f) of the Uniform Commercial Code.

      8.2 In addition to any and all other rights and remedies available to Bank under or pursuant to this Agreement or any other documents, instrument or agreement contemplated hereby. Borrower acknowledges and agrees that (i) at any time following the occurrence and during the continuance of any Event of Default, and/or (ii) termination of Bank's commitment or obligation to make loans or advances or otherwise extent credit to or in favor of Borrower hereunder, in the event that and to the extent that there are any Letter of Credit Obligations outstanding at such time, upon demand of Bank, Borrower shall deliver to Bank, or cause to be delivered to Bank, cash collateral in an amount not less then such Letter of Credit Obligations. which cash collateral shall be held and retained by Bank of Cash collateral for the repayment of such Letter of Credit Obligations, together with any and all other Indebtedness of Borrower to Bank remaining unpaid, and Borrower pledges to Bank and grants to Bank a continuing first priority security interest in such cash collateral so delivered to Bank. Alternatively, Borrower shall cause to be delivered to Bank an irrevocable standby latter of credit issued in favor of Bank by a bank acceptable to Bank, in its sole discretion, in an amount not less than such Letter of Credit Obligations, and upon terms acceptable to Bank, in is sole discretion.

      8.3 Bank's rights and remedies under this Agreement and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by Bank.

9. TAXES AND EXPENSES REGARDING BORROWER'S PROPERTY. If Borrower fails to pay promptly when due to another person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may, but need not, pay the same and charge Borrower's loan account therefor, and Borrower shall promptly reimburse Bank. All such sums shall become additional Indebtedness owing to Bank, shall bear interest at the rate hereinabove provided, and shall be secured by all Collateral. Any payments made by Bank shall not constitute (i) an agreement by it to make similar payments in the future, or (ii) a waiver by Bank of any default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of the usual official notice of the payment thereof shall be conclusive evidence that the same was validly due and owing. Such payments shall constitute Bank Expenses and additional advances to Borrower.

10. WAIVERS.

      10.1 Borrower agrees that checks and other instruments received by Bank in payment or on account of Borrower's Indebtedness constitute only conditional payment until such items are actually paid to Bank and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower's Indebtedness and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

      10.2 Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

      10.3 Bank shall not in any way or manner be liable or responsible for (a) the safekeeping of the Inventory; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of inventory shall be borne by Borrower.

      10.4 Borrower waives the right and the right to assert a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that a Bank may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information. Anything contained in the foregoing to the contrary notwithstanding, Bank agrees that it shall endeavor to provide notice to Borrower of any such contact with Borrower's accountants, accounting firm or service bureau; provided, however, that the failure of Bank to provide any such notice to Borrower shall have no effect on Bank's rights or remedies under this Agreement.

      10.5 THE UNDERSIGNED AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

      10.6 In the event that Bank elects to waive any rights or remedies hereunder, or compliance with any of the terms hereof, or delays or fails to pursue or enforce any term, such waiver, delay or failure to pursue or enforce shall only be effective with respect to that single act and shall not be construed to affect any subsequent transactions or Bank's right to later pursue such rights and remedies.

11. ONE CONTINUING LOAN TRANSACTION. All loans and advances heretofore, now or at any time or times hereafter made by Bank to Borrower under this Agreement or any other agreement between Bank and Borrower, shall constitute one loan secured by Bank's security interests in the Collateral and by all other security interests, liens, encumbrances heretofore, now or from time to time hereafter granted by Borrower to Bank.

      Notwithstanding the above, (i) to the extent that any portion of the Indebtedness is a consumer loan, that portion shall not be secured by any deed of trust or mortgage on or other security interest in Borrower's principal dwelling which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place, or (ii) if Borrower (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering real property, that deed of trust or mortgage shall not secure the loan and any other indebtedness of Borrower (or any of them), unless expressly provided to the contrary in another place.

12. NOTICES. Unless otherwise provided in this Agreement, all notices or demands by either party on the other relating to this Agreement shall be in writing and sent by regular United States mail, postage prepaid, properly addressed to Borrower or to Bank at the addresses stated in this Agreement, or to such other addresses as Borrower or Bank may from time to time specify to the other in writing. Requests to Borrower by Bank hereunder may be made orally. Notices delivered by telefacsimile shall also be delivered by mail in accordance with the forgoing requirements; provided, however, that all such notices shall be equally as effective as delivery of a such notice in accordance with the forgoing requirements, and provided, that the failure of Bank to deliver a copy of any such notice in accordance with the forgoing shall not effect the validity, effectiveness and binding effect of any such notice or the effectiveness or enforceability of any provision of this Agreement or the other Loan Documents.

13. AUTHORIZATION TO DISBURSE. Bank is hereby authorized to make loans and advances hereunder upon prior written request (which may include, without limitation, a written request in the form of an electronic mail transmission) from a Person purporting to be an authorized officer, employee, or representative of Borrower, or at the discretion of Bank if sold loans and advances are necessary to meet any indebtedness of Borrower to Bank. Bank shall have no duty to make inquiry or verity the authority of any such party, and Borrower shall hold Bank harmless from any damage, claims or liability by reason of Bank's honor of, or failure to honor, any such instructions.

14. PAYMENTS. Borrower hereby authorizes Bank to deduct the full amount of any interest, fees, costs, or Bank Expenses due under this Agreement and not paid or collected when due in accordance with the terms and conditions hereof from any account maintained by Borrower with Bank. Should there be insufficient funds in any such account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower; provided, however, that Bank shall not be obligated to advance funds to cover any such payment.

15. DESTRUCTION OF BORROWER'S DOCUMENTS. Any documents, schedules, invoices or other papers delivered to Bank, may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

16. CHOICE OF LAW. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined according to the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts in the Northern District of California or the County of Santa Clara.

17. GENERAL PROVISIONS.

      17.1 This Agreement shall be binding and deemed affective when executed by Borrower and accepted and executed by Bank at its headquarters office.

      17.2 This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower or any guarantor from their obligations to Bank. Bank may assign this Agreement and its rights and duties hereunder. Bank reserves the right to sell, assign, transfer, negotiate or grant participation in all or any part of, or any interest in Bank's rights and benefits hereunder, in connection therewith, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower's business.

      17.3 Paragraph headings and paragraph numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term "including" is not limiting. The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

      17.4 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

      17.5 Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

      17.6 This Agreement cannot be changed or terminated orally. This Agreement contains the entire agreement of the parties hereto and supersedes all prior agreements, understandings, representations, warranties and negotiations, if any, related to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing.

      17.7 The parties intend and agree that their respective rights, duties, powers, liabilities, obligations and discretions shall be performed, carried out, discharged and exercised reasonably and in good faith.

      17.8 In addition, if this Agreement is secured by a deed of trust or mortgage covering real property, then the trustor or mortgagor shall not mortgage or pledge the mortgaged premises as security for any other Indebtedness or obligations. This Agreement, together with all other indebtedness secured by said deed of trust or mortgage, shall become due and payable immediately, without, notice, at the option of Bank, (a) if said trustor or mortgagor shall mortgage or pledge the mortgaged premises for any other Indebtedness or obligations or shall convey, assign or transfer the mortgaged premises by deed, installment sale contract or other instrument; (b) if the title to the mortgaged premises shall become vested in any other person or party in any manner whatsoever; or (c) if there is any disposition (through one or more transactions) of legal or beneficial title to a controlling interest of said trustor or mortgagor.

      17.9 Each undersigned Borrower hereby agrees that it is jointly and severally, directly, and primarily liable to Bank for payment and performance in full of all duties, obligations and liabilities under this Agreement and each other document, instrument and agreement entered into by Borrower with or in favor of Bank in connection herewith, and that such liability is independent of the duties, obligations and liabilities of any other Borrower or any other guarantor of the Indebtedness, as applicable. Each reference herein to Borrower shall mean each and every Borrower party hereto, individually and collectively, jointly and severally.

      17.10 This Agreement maybe executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement, together with each other document, instrument and agreement entered into with or in favor of Bank in connection herewith or in connection with the Prior Loan Agreement, to the extent any such document instrument or agreement is not amended and restated in connection herewith, constitute the entire understanding among the parties hereto with respect to the subject matter hereof and, as applicable amends and restates in full the Prior Loan Agreement and any other agreement, written or oral, with respect thereto. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Prior Loan Agreement that are not amended and restated in connection with this Agreement.

      17.11 At any time at the request of Bank, Borrower shall execute and deliver to bank security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Loan and Security Agreement (Accounts and Inventory) to be executed as of the date first hereinabove written.

Accepted and effective as of
   3/25/03
-----------------------------
at Bank's Headquarters Office               BORROWER:

COMERCIA BANK - CALIFORNIA                  FORMFACTOR, INC.
a California banking corporation            a Delaware corporation


By: /s/ Lorraine Sue                        By:    /s/ Jens Meyerhoff
    -------------------------                      -----------------------------
Name: Lorraine Sue                          Name:  /s/ Jens Meyerhoff
      -----------------------                      -----------------------------

Title:                                      Title:      CFO
      -----------------------                      -----------------------------

Address for Notices:                        By:
                                                   -----------------------------
75 East Trimble Road                        Name:
San Jose, California 95131                         -----------------------------
Attn:  Credit Manager                       Title:
Fax number (408) 556-5097                          -----------------------------

With a copy to:                             Address for Notices:

1331 North California Blvd., Suite 4000     2140 Research Drive
Walnut Creek, California 94596-9504         Livermore, California  94550
Attn:  Lorraine Sue                         Attn:  Jens Meyerhoff

Fax number: (925) 941-1999                  Fax number (925) 294-4067

                                   Exhibit 2.3

                                FORM OF TERM NOTE

                                   Exhibit 5.1

                                 LOAN DOCUMENTS

1. LIBOR-Addendum to Third Amended and Restated Loan and Security Agreement (Accounts and Inventory)

2.      Variable Rate - Installment Note

3.      LIBOR - Addendum to Variable Rate - Installment Note

4.      Environmental Rider

5.      Equipment Rider

6.      Disbursement Authorization

7. Corporation Resolutions and Incumbency Certification -- Authority to Procure Loans

8.      Borrower's Telephone and Facsimile Authorization

9.      Automatic Loan Payment Authorization

10.     Landlord's Consents